As filed with the Securities and Exchange Commission on August 8, 2011

Registration No. 333-55020

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALIGN TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)

2560 Orchard Parkway

San Jose, CA 95131

(Address of Principal Executive Offices)

2001 Stock Incentive Plan

(Full Titles of the Plans)

Kenneth B. Arola

Chief Financial Officer

Align Technology, Inc.

2560 Orchard Parkway

San Jose, CA 95131

(408) 470-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Roger E. George Vice President, Corporate and Legal Affairs and General Counsel Align Technology, Inc. 2560 Orchard Parkway San Jose, CA 95131 (408) 470-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

Align Technology, Inc., a Delaware corporation (the “Company”) is filing this Post-Effective Amendment No. 5 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 5, 2001 (Registration No. 333-55020) (the “Initial Registration Statement”). The Initial Registration Statement registered 12,171,362 shares of the Company’s common stock (the “Common Stock”) for issuance, offer or sale pursuant to the Company’s 2001 Stock Incentive Plan (the “2001 Plan”).

In May 2005, the stockholders of the Company approved the 2005 Incentive Plan (the “2005 Plan”), which replaced the 2001 Plan. In May 2011, the stockholders of the Company approved an amendment to the 2005 Plan, which increased the number of shares of Common Stock reserved for issuance under the 2005 Plan by 3,000,000. The 2005 Plan now has 16,283,379 shares of Common Stock reserved for issuance, plus up to an aggregate of 5,000,000 shares that may be returned to the Company’s 2001 Plan as a result of termination of outstanding options or repurchase of shares. No shares have been granted under the 2001 Plan since May 2005. As of June 30, 2011, the total number of shares of Common Stock subject to awards that have expired or been cancelled or forfeited under the 2001 Plan since June 30, 2010 and not yet registered under the 2005 Plan is 4,000 (the “Carryover Shares”) (such 4,000 shares are in addition to the 2,371,766 shares of Common Stock that were previously transferred from the 2001 Plan to the 2005 Plan). Those 4,000 Carryover Shares are hereby deregistered. The Initial Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2001 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 5 to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 (the “2011 Registration Statement”) to register certain shares of Common Stock that have become available for offer and sale pursuant to the 2005 Plan since June 30, 2010, including but not limited to the Carryover Shares.

In accordance with the principals set forth in Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, (i) the Company is registering the offer and sale of the Carryover Shares pursuant to the 2005 Plan by means of the 2010 Registration Statement and (ii) the registration fee of $14 (out of a total registration fee of $41,657) that is allocable to the Carryover Shares, which the Company paid to the Commission in connection with the filing of the Initial Registration Statement, is carried over to the 2011 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Registration Statement No.5 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of August 2011.

ALIGN TECHNOLOGY, INC.

By: /s/ Kenneth B. Arola
Kenneth B. Arola
Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kenneth B. Arola and Thomas M. Prescott as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Registration Statement No. 5 has been signed below by the following persons in the capacities indicated this 8th day of August, 2011.

Signature	Title

/s/ Thomas M. Prescott Thomas M. Prescott	President and Chief Executive Officer (Principal Executive Officer)

/s/ Kenneth B. Arola Kenneth B. Arola	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David E. Collins David E. Collins	Director

/s/ Joseph Lacob Joseph Lacob	Director

/s/ C. Raymond Larkin Jr. C. Raymond Larkin Jr.	Director and Chairman of the Board

/s/ David C. Nagel David C. Nagel	Director

/s/ George J. Morrow George J. Morrow	Director

/s/ Greg J. Santora Greg J. Santora	Director

/s/ Warren S. Thaler Warren S. Thaler	Director